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                     September 7, 2022

       Henry Ji
       Chairman of the Board, CEO and President
       Sorrento Therapeutics, Inc.
       4955 Directors Place
       San Diego, CA 92121

                                                        Re: Sorrento
Therapeutics, Inc.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed March 11,
2022
                                                            Form 10-Q for the
period ended March 31, 2022
                                                            Filed May 5, 2022
                                                            Form 10-Q for the
period ended June 30, 2022
                                                            Filed August 15,
2022
                                                            File No. 001-36150

       Dear Dr. Ji:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences